EXHIBIT 10.16

                               LICENSE AGREEMENT
                               -----------------

         This Agreement is effective as of the latest date of signing below and is by and between Brookhaven Science Associates LLC, ("Licensor"), operator of Brookhaven National Laboratory, Upton, New York 11973, under contract with the U.S. Department of Energy, and Circle Group Holdings Inc., ("Licensee") having a principal place of business at 1011 Campus Dr., Mundelein, IL.

         Licensor represents that it is the owner by assignment of all rights, title and interest in the patent properties covering Method for Removal of Anthrax and Bacterial Spores.

         Licensor represents that it has the right to grant licenses under said patent properties, subject to a non-exclusive, non-transferable, irrevocable, paid-up license heretofore granted to the U.S. Government to practice or have practiced the invention(s) covered by said patent properties for or on behalf of the United States Government.

         Licensor desires to have said patent properties utilized in the public interest and is willing to grant a license thereunder on the terms and conditions set forth herein.

         Licensee desires to secure an exclusive license under said patent properties on the terms and conditions set forth herein.

         Accordingly, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

I - DEFINITIONS
---------------

         (a) The term "Patent Rights" shall mean:

              1. U.S. Patent Application Serial No. 10/396,091 filed 3/26/2003 in the names of

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         Carl Czajkowski and Barbara Warren entitled Spore Collection and
         Elimination Apparatus and Method, and any continuations, continuations-in-part, or divisionals of said application, and any patents or reissue of patents that issue thereon.

         (b) The term "Valid Claim" means and includes a claim contained in the Patent Rights which has not expired, which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

         (c) The term "Licensed Products" shall mean any products covered by a Valid Claim in the Patent Rights, and any product the manufacture, use or sale of which is covered by a Valid Claim in the Patent Rights.

         (d) The term "Net Sales Proceeds" shall mean the actual price at which each Licensed Product is sold by Licensee, f.o.b. Licensee's place of business, less the following sums actually paid or credited by Licensee:

              i. sales or other excise taxes directly imposed with reference to particular sales;

              ii. outbound transportation charges prepaid or allowed;

              iii. insurance coverage for such outbound transportation;

              iv. amounts allowed or credited on returns;

              v. amounts allowed as customary trade discounts.

II - GRANT
----------

         Subject to the rights of the U.S. Government, defined in Public Law 98-620 and the related implementing regulations at 37 CFR Part 401, Licensor hereby grants to Licensee an


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exclusive license under the Patent Rights to make, have made, use, and/or sell
Licensed Products.

III - LICENSE FEE
-----------------

         As partial consideration for the granting of this license, Licensee agrees to issue to Licensor unregistered shares of Circle Group Holdings, Inc., 1011 Campus Dr., Mundelein, IL, (OTCBB symbol CRGQ) stock with a total valuation of seventy five thousand U.S. Dollars (U.S. $75,000.00). The actual number of shares to be issued to Licensor will be based on the closing price of CRGQ stock on the day prior to the effective date of this Agreement. Said shares shall be delivered by Licensee to Licensor within thirty (30) days of the effective date of this Agreement.

IV. - REIMBURSEMENT OF LICENSOR'S PATENT COSTS
----------------------------------------------

         (a) As partial consideration for the granting of this license, Licensee will pay to Licensor ten thousand U.S. dollars (U.S. $10,000.00) as reimbursement for Licensor's existing patent costs for said Patent Rights. This payment will be made by Licensee to Licensor within thirty (30) days of the effective date of this Agreement.

         (b) As partial consideration for the granting of this license, Licensee will pay to Licensor four thousand U.S. dollars (U.S. $4,000.00) as further reimbursement for Licensor's patent costs for said Patent Rights. This payment will be made by Licensee to Licensor within one hundred and fifty (150) days of the effective date of this agreement.

         (c) Licensee will reimburse Licensor for all costs incurred after 6/01/03 in connection with the filing prosecution, and maintenance of all patents and patent applications included in the Patent Rights. Licensor will submit periodic invoices to Licensee covering such expenses and Licensee will reimburse Licensor for these expenses within thirty (30) days of receipt of an invoice.


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         (d) Patent prosecution reimbursement by Licensee to Licensor for Spore
Collection and Elimination Apparatus and Method shall not exceed $15,000.00 U.S. dollars, not including post issuance U.S. patent maintenance fees, without Licensee's prior written consent.

         (e) Licensee shall, at its own expense, be responsible for the filing and prosecution of any foreign patent applications and the maintenance of foreign patents based on the U.S. patent application identified in Article I. Licensee will require that any such foreign patent filings be filed and issued in the name of Licensor.

V - REPORTS AND ROYALTIES
-------------------------

         (a) Commencing in the calendar year 2004, Licensee agrees to make written reports to Licensor biannually, within sixty (60) days after the first day of each January and July during the life of this Agreement, and, as of such dates, stating in each such report the total Net Sales Proceeds during the preceding six calendar months. The first such report shall include all Net Sales Proceeds from the effective date of this Agreement to the date of said report. Such bi-annual reports shall provide the particulars of the business conducted by Licensee during the preceding six (6) month period under this license Agreement as are pertinent to a royalty accounting. These shall include at least the following:

         1. all Licensed Products manufactured, used, sold or otherwise disposed of;

         2. total billings for Licensed Products sold, used or otherwise disposed of;

         3. deductions applicable, if any; and

         4. total royalties due.

         (b) Concurrently with the making of each such report required by paragraph (a) of this Article V, Licensee will pay to Licensor royalties at the rate of 3% percent of Net Sales Proceeds.


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         (c) Minimum Annual Royalties:

              a. For the calendar year ending December 31, 2004, Licensee agrees to pay a minimum royalty of ten thousand United States Dollars (U.S. $10,000.00). In the event that the actual royalties for that calendar year exceed $10,000.00, it is understood that no minimum royalties are to be paid for that year. In the event that the actual royalties paid for a calendar year are less than this minimum royalty of $10,000.00, Licensee shall be obligated to pay within sixty
                  (60) days of December 31, 2004, the difference between the actual royalties it paid during said year and the minimum royalty of $10,000.00 to satisfy this minimum royalty provision.

              b. For the calendar year ending December 31, 2005 and each calendar year thereafter, Licensee agrees to pay a minimum royalty of fifteen thousand United States Dollars (U.S. $15,000.00). In the event that the actual royalties for any calendar year exceed $15,000.00, it is understood that no minimum royalties are to be paid for that year. In the event that the actual royalties paid for a calendar year are less than this minimum royalty of $15,000.00, Licensee shall be obligated to pay within sixty (60) days of each December 31, thereafter, the difference between the actual royalties it paid during said year and the minimum royalty of $15,000.00 to satisfy this minimum royalty provision.

         (d) Licensee agrees to make a written report to Licensor within sixty
(60) days after the date of any termination of this Agreement, stating in such report the total Net Sales Proceeds


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up to such date of termination which were not previously reported to Licensor.
Concurrently with the making of this report, Licensee will pay to Licensor all royalties due on the basis of this report at the rate defined in paragraphs (b) and (c) of this Article.

         (e) All monies payable hereunder shall be paid in United States
Dollars.

VI - SUBLICENSES
----------------

         (a) The grant under Article II above includes the right to grant sublicenses. Any sublicense granted by Licensee shall be subject to the terms and conditions of this Agreement, including the insurance requirement in Article VIII hereof, and shall contain an express provision to that effect. No sublicense shall relieve Licensee of any of its obligations under this Agreement. Licensee agrees to forward to Licensor a fully executed copy of each sublicense agreement it enters into within thirty (30) days after execution thereof.

         (b) Licensee agrees to include in its reports required in Article V above an accounting of all consideration received by Licensee from its sublicensees. Licensees agrees to pay Licensor, in addition to all of the amounts provided for in Article V above, fifty percent (50%) of all consideration of any nature, including, for example, license fees, earned royalties, and minimum royalties, received by Licensee from its sublicensees.

         (c) Upon the termination of this Agreement for any cause, any and all existing sublicenses hereunder shall thereupon automatically terminate. This shall be made a condition of any sublicense that may be granted by Licensee.

VII - AUDITING
--------------

(a) Licensee agrees to keep for a period of three years the records used to prepare the reports required by Article V hereof. Such records shall be in sufficient detail to enable the


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royalties and licensing fees payable hereunder by Licensee to be clearly and fully determined. Licensee further agrees to permit such records to be examined from time to time to the extent necessary to verify the reports provided for in
Article VI hereof, such examination to be made at the expense of Licensor by an auditor appointed by Licensor, or at the option and expense of Licensee, by an independent Certified Public Accountant who shall be appointed by Licensee and who shall be acceptable to Licensor.

         (b) Licensor agrees to use its best efforts to maintain in confidence the information reported to it in Licensee's biannual sales reports and any confidential information it obtains through its audit rights. Licensor will use its best efforts to neither disclose this information outside of its organization or use this information for any purpose other than collection of royalties from Licensee under this Agreement.

         (c) Licensee agrees that the confidentiality and use provisions of this Article shall not apply to the following:

         (1) any information which appears in printed publications or which otherwise is or become generally known in the trade other than through the fault of Licensor;

         (2) any information which Licensor can show by written records was in its possession prior to the disclosure hereunder; or

         (3) any information which comes into the possession of Licensor without covenants of secrecy from another party who is under no obligation to Licensee to maintain the confidentiality of the information.

VIII - DISCLAIMER, INDEMNIFICATION, HOLD HARMLESS AND INSURANCE
---------------------------------------------------------------

         (a) Licensor makes no representation or warranty, either expressed or implied, and no

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representation or warranty shall be implied, with respect to the License herein granted other than that Licensor has the right to grant said license.

         (b) Nothing in this Agreement shall be construed as:

             (1) a warranty or representation by Licensor as to the validity or scope of any Patent Rights;

             (2) a warranty or representation that any product made, used, sold or otherwise disposed of or any method practiced under any license granted under this Agreement is or will be free from infringement or claims of infringement of patents, copyrights or any other property right of third parties; or

             (3) granting by implication, estoppel or otherwise any licenses or rights under patents or other property rights of Licensor other than said Patent Rights, regardless of whether such patents are dominant or subordinate to any Patent Rights.

         (c) Licensor shall not be liable for any injury, losses or damages, including special or consequential damages or losses incurred by Licensee, nor for claims for such damages, losses or other injuries asserted or levied against Licensee, arising out of Licensee's practice of the Grant set forth in Article II of this Agreement. Licensee shall indemnify and hold harmless Licensor and the U.S. government from any claims, actions, judgments or awards arising out of Licensee's practice of the Grant set forth in Article II, or out of Licensee's manufacture, use, sale or disposition of Licensed Products.

         (d) Licensee shall, at the time of signing of this Agreement, deliver to Licensor a certificate of liability insurance showing Licensor as a named insured an evidencing that Licensee maintains insurance, in an amount of at least two million dollars ($2,000,000.00), for


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all liabilities, obligations or claims arising out of the manufacture, use, sale or disposition of Licensed Products and the indemnification, hold harmless and other obligations undertaken by Licensee under this Agreement. Licensee agrees that it will provide such certification of insurance at no expense to Licensor. Licensee further agrees to periodically provide evidence of its continuing to maintain substantively and fiscally equivalent liability insurance for the term of this Agreement and for twenty (20) years thereafter. The specified minimum amount of insurance coverage shall not be construed to create a limitation on the obligation of Licensee.

IX - INFRINGEMENT OF LICENSOR'S PATENT RIGHTS BY THIRD PARTIES
--------------------------------------------------------------

         (a) Should Licensor or Licensee become aware of any infringement or alleged infringement in the United States, its territories and possessions, of any of the Patent Rights, that party shall promptly notify the other party in writing of the name and address of the alleged infringer and of the alleged acts of infringement, and provide any available evidence of the alleged acts of infringement.

         (b) Neither Licensor nor Licensee shall be obligated to institute suit against any alleged infringer of any of the Patent Rights.

         (c) Licensee shall have the right to bring legal action again an alleged infringer of any of the Patent Rights in its own name or in the joint name of the Licensee and Licensor. In the event that Licensee elects to initiate an infringement action in its own name, or in the joint name of Licensee and Licensor, any and all expenses, judgments or sanctions incurred in connection with such legal action shall be borne solely by Licensee, who shall retain for itself, any and all monies or other benefits derived from such legal action, except for monies due to Licensor under this License Agreement.


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         (d) Licensor and Licensee hereby agree to cooperate with each other in the prosecution of any legal infringement action or settlement discussions and each agrees to provide the other with all pertinent data and evidence which may be helpful in the prosecution of such action of which it may have knowledge or which may be readily available to it without incurring substantial expense.

         (e) Should Licensee commence a suit under the provisions of this Article and thereafter elect to abandon this suit, it shall give timely notice to the Licensor who may, if it so desires, continue prosecution of such suit, provided however that the sharing of expenses and any recovery in such continued suit shall be as agreed upon between Licensor and Licensee.

         (f) If, at any time during this Agreement, Licensor or Licensee shall be unable to uphold the validity of any of the Patent Rights against any alleged infringer, Licensee shall not have or assert any damage claim or a claim for refund or reimbursement against Licensor.

X - SUCCESSOR RIGHTS
--------------------

         (a) The obligations of Licensee hereunder, including the obligations to make reports and pay royalties, shall run in favor of the successors, assigns or other legal representatives of Licensor.

         (b) Licensee's rights under this Agreement and the license herein granted shall not be assigned for the benefit of creditors of Licensee or otherwise, nor shall such rights or license pass to any receiver of Licensee's assets, except for a person or corporation succeeding to the entire business and good will of Licensee in the manufacture and sale of Licensed Products as the result of a sale, consolidation, reorganization or otherwise, provided such person or corporation shall, without delay, accept in writing the provisions of this Agreement and agree to become in all


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respects bound thereby in the place and stead of Licensee. Licensee's rights under this Agreement and the license herein granted shall not be otherwise transferred without the written consent of Licensor.

XI - UNITED STATES GOVERNMENT EXPORT CONTROL REGULATIONS
--------------------------------------------------------

         (a) The Export Control Regulations of the U.S. Department of Commerce prohibit, except under a special validated license, the exportation from the United States of technical data relating to certain commodities listed in the Regulations, unless the exporter has received certain written assurance from the foreign importer. In order to facilitate the exchange of technical information under this Agreement, Licensee therefor hereby gives its assurance to Licensor that it will comply with all of the requirements of the U.S. Export Control Regulations.

         (b) Violation of the U.S. Export Control laws or regulations by Licensee shall constitute grounds for Licensor, in its sole discretion, to terminate this license agreement. Failure to obtain any needed export control license may result in criminal liability under the United States law.

XII - TERM AND TERMINATION
--------------------------

         (a) Unless previously terminated in accordance with the following provisions of this Article XII, this Agreement shall become effective as of the date set forth at the outset of this Agreement and shall run to the end of the term of the last to expire patent in the Patent rights licensed hereunder, and shall thereupon expire.

         (b) If Licensee shall at any time default in the payment of any license fee or royalty or in the making of any report hereunder, or shall commit any breach of any covenant herein contained, and shall fail to remedy any such default or breach within thirty (30) days after written


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notice thereof by Licensor, then Licensor may, at its option, terminate the license and all other rights herein granted, by giving notice to Licensee in writing to such effect.

         (c) After two years from the effective date of this Agreement, Licensee shall have the right to terminate the prospective effect of the license hereunder at any time by written notice given to the Licensor at least six (6) months prior to the date when such termination its to become effective.

         (d) Any termination or expiration of this Agreement shall not relieve Licensee from its obligations under Article V hereof to make a terminal report and maintain records, or from its liability for payment of royalties on Licensed Products sold or otherwise disposed of hereunder prior to the date of such termination or expiration, or for payment of annual minimum royalties due, and shall not prejudice the right of Licensor to recover any royalty or other sums or consideration due or accrued at the time of such termination or expiration shad shall not prejudice any cause of action or claim of Licensor accrued on account of any breach or default by Licensee.

         (e) Any termination or expiration of this Agreement shall not prejudice the right of Licensor to conduct a final audit of the records of Licensee in accordance with the provisions of Article VII hereof.

XIII - ADVERTISING
------------------

         Neither the granting of the license herein granted by Licensor nor the acceptance of the license fee or royalties hereunder by Licensor shall constitute Licensor's approval of, or acquiescence in, advertising or other business practices of Licensee or Licensee's sublicensees, nor an approval of or acquiescence in any use of the corporate name of Licensor, or any use of the name Brookhaven National Laboratory, or any use of the name(s) of the inventors of the


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Patent Rights licensed, or of the names of any agencies of the U.S. Government, in connection with the manufacture, advertising, use, sale or sublicensing of Licensed Products, and Licensor hereby expressly reserves all rights of actions with respect thereto. Licensee must obtain Licensor's prior written consent before using Licensor's name in any advertising, press release, or other business materials meant for public distribution.

XIV - NOTICES
-------------

         (a) Any notice pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to a party by certified mail, postage prepaid, addressed to it at its address below:

         For Licensor:

              Margaret C. Bogosian
              Manager
              Office of Intellectual Property and Sponsored Research Brookhaven National Laboratory
              Building No. 475D
              P.O. Box 5000
              Upton, New York 11973-5000

         For Licensee:

              Greg Halpern, CEO
              Circle Group Holdings, Inc.
              1011 Campus Drive
              Mundelein, IL 60060

         Alternatively, such notices may be delivered to such other address or addresses as either Licensor or Licensee, respectively, may later establish by written notice to the other.

         (b) Any payments due from Licensee to Licensor hereunder shall be made as follows:

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         CHECK PAYABLE TO: Brookhaven Science Associates

         CHECK MAILED TO: Margaret C. Bogosian
                          Manager
                          Office of Intellectual Property and Sponsored Research Brookhaven National Laboratory
                          Bldg. 475D, P.O. Box 5000
                          Upton, NY 11973-5000

XV - APPLICABLE LAW
-------------------

         This Agreement shall be construed, interpreted and applied in accordance with the laws of the United States and the State of New York.

XVI - LICENSEE'S DILIGENCE
--------------------------

         (a) License agrees to use its best efforts to promote the development and marketing of Licensed Products.

         (b) Without limiting the generality of Licensee's obligation under paragraph (a) above, Licensee agrees specifically as follows: Within five (5) calendar years of the execution of this Agreement, Licensee will have a Licensed Product available for purchase on the open market.

XVII - PREFERENCE FOR UNITED STATES INDUSTRY
--------------------------------------------

         Consistent with the provisions of 35 USC 204, Licensee agrees that any products embodying technology covered by the Patent Rights or produced through the use of technology covered by the Patent Rights will be substantially manufactured in the United States.

XVIII - ENTIRE UNDERSTANDING
----------------------------

         This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and any modification of this Agreement shall be in writing and shall be signed by a duly authorized representative of each party. There are no


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understandings, representations or warranties with respect to the subject matter hereof, except as herein set forth, and no rights are granted hereunder except as expressly set forth herein.

The parties hereto have duly executed this Agreement.

LICENSOR:

   BROOKHAVEN SCIENCE ASSOCIATES LLC

By /s/ Illegible
   -------------------------

Title Patent Counsel
      ----------------------

Date 7/21/03
     -----------------------

LICENSE:

By /s/ ?????CEO circle Group Holdings, Inc.
   ----------------------------------------

Title CEO
      -------------------------------------

Date 7/22/03
     --------------------------------------


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